For More Information:
Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Commences Phase 1 Clinical Program for R4996/MEM 63908
-Trial Initiation Triggers $2.0 Million Milestone Payment from Roche-

MONTVALE, N.J., August 29, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the dosing of the first subject in the single ascending dose (SAD) study of its Phase 1 clinical program of R4996/MEM 63908, a partial agonist of the nicotinic alpha-7 receptor. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders.

“We are excited to advance R4996/MEM 63908 into clinical studies and further explore the potential of nicotinic alpha-7 receptor agonists in multiple CNS indications,” said Stephen Murray, M.D., Ph.D., Chief Medical Officer. “Together with our partner Roche, we have built a leading position in the development of nicotinic alpha-7 receptor agonists, and the advancement of R4996/MEM 63908 into the clinic reflects our continued progress with our Nicotinic Alpha-7 Agonist Program.”

The randomized, double-blind, placebo-controlled study will evaluate the safety, tolerability and pharmacokinetics of ascending doses of R4996/MEM 63908 in healthy adult male volunteers. The study will be conducted in Montreal, Canada under a Clinical Trial Application that Memory Pharmaceuticals filed with Health Canada. As part of the Phase 1 clinical program for R4996/MEM 63908, the Company is planning to conduct a food interaction study in healthy adult male volunteers and a randomized, placebo-controlled single dose study in elderly male and female volunteers. The Company expects to complete the SAD study in the first quarter of 2008.

R4996/MEM 63908 is being developed as part of the Company’s nicotinic alpha-7 receptor collaboration with Roche. Under the terms of the Company’s agreement with Roche, the initiation of the Phase 1 trial for R4996/MEM 63908 triggers a $2.0 million milestone payment from Roche.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

###